CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR-END 2020 RESULTS

Norton, Massachusetts, February 24, 2021. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $20.9 million and an operating profit of $914 thousand for the year ended December 26, 2020. This compares with revenues of $21.5 million and an operating loss of $597 thousand for the year ended December 28, 2019.

For the quarter ending December 26, 2020, revenues were $4.2 million with an operating loss of $291 thousand. For the quarter ending December 28, 2019, revenues were $5.4 million with an operating profit of $367 thousand.

Grant Bennett, President and CEO, said, “2020 was unique. As the year progressed, customer demand for our existing, higher volume products, particularly baseplates for traction power modules, declined each quarter because of the increasing effects of Covid-19.

On the other hand, demand increased for other products, particularly aerospace applications, and customers largely held to development schedules for new products – as a result new products continued to move through our pipeline. With travel all but eliminated, we redeployed resources to accelerate continuous improvement projects internally to increase margins. We also implemented planned price increases. The net result of these factors, both negative and positive, was a 2.8% decline in revenues, but a positive swing of $1.5 million in operating profits (a 253% increase).

Globally, Covid business disruption continues to inject uncertainty in forecasting; however, taking all available information into consideration, including customer forecasts, inventory levels throughout the supply chain and manufacturing schedules, we believe the fourth quarter most likely represented the bottom in terms of demand.

Let me highlight some recent important developments. Michael E. McCormack II joined us on January 4 as our Chief Operating Officer. Michael brings, among other capabilities, deep skills in business development, new product expansion and M&A and has significant experience in the defense, aerospace, and armor markets. He is up and running and a wonderful addition to our management team.

We continue to be excited about the HybridTech Armor panel order which we recently announced. We expect to begin shipping these panels towards the end of the second quarter of this year; the third quarter will be the first full quarter of production of these panels.

We congratulate NASA and the Jet Propulsion Laboratory on the remarkable successful landing of the Mars Rover Perseverance and are delighted to have produced the AlSiC hermetic package on the Rover.

More broadly, we are pleased with the results of the actions we have taken in the last two years, and continue to take, to strengthen our sales, marketing and business development efforts in the US aerospace and defense electronics industries. These results include new design wins, new bookings, new customers, and new products,” said Bennett.

CPS products play critical roles in the electrification of the green economy. Green energy generation, electric vehicles, the smart grid, aerospace and satellite communications all represent significant growth markets for our products.

The Company will be hosting its fourth quarter conference call with investors at 4:45pm on Wednesday, February 24. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 9283248

Please dial-in 10 minutes prior to the start time and tell the operator you are calling in for the CPS Technologies Corporation Year-end Investor Conference Call.

A replay of the webcast will be available approximately two hours after the presentation at (855)-859-2056 for the Conference ID shown above for a period of 48 hours and through the Investor Call Transcripts link on the General Information link on the Investors page of the Company’s website thereafter.

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS' armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2020 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	Quarter Ended		Year Ended
	Dec. 26,	Dec. 28,	Dec. 26,	Dec. 28,
	2020	2019	2020	2019

Total Revenues	$4,150,637	$5,444,800	$20,872,611	$21,468,414
Cost of Sales	3,651,988	4,461,907	16,702,848	18,928,173

Gross Margin	498,649	982,893	4,169,763	2,540,241
Operating Expenses	789,329	614,262	3,255,527	3,137,440

Operating Income (loss)	(290,679)	368,631	914,236	(597,199)
Other income, net	57,839	(11,791)	(14,719)	(35,547)

Income (loss) before taxes	(232,840)	356,840	899,517	(632,746)
Income tax provision	—	(5,456)	456	(5,456)

Net income (loss)	$(232,840)	$351,384	$899,061	$(638,202)

Wtd. Avg. basic common shares outstanding - diluted	13,302,558	13,209,522	13,348,582	13,207,097
Net income (loss) per common share - diluted	$(0.02)	$0.03	$0.07	$(0.05)

CPS Technologies Corporation
Balance Sheet (Unaudited)
	Dec. 26, 2020	Dec. 28, 2019
Assets
Current Assets
Cash and Cash Equivalents	$195,203	$133,965
Accounts Receivable Trade, net	2,914,801	4,086,945
Inventories, net	3,709,471	3,099,824
Prepaid Expenses	71,506	147,786
Total Current Assets	6,890,981	7,468,520

Property and Equipment, net	1,287,946	1,236,878
Right of Use Lease Asset	25,000	171,000
Deferred Taxes	107,996	147,873

Total Assets	8,311,923	9,024,271

Liabilities and Equity
Current Liabilities
Borrowings - Line of Credit	—	1,249,588

Note Payable, current portion	58,134	—
Accounts Payable	909,290	1,436,417
Accrued Expenses	804,091	815,166
Deferred Revenue	12,177	21,110
Current Portion Lease Liability	25,000	148,000
Total Current Liabilities	1,808,692	3,670,281

Note Payable, less current portion	154,570	—
Long Term Lease Liability	—	23,000
Total Liabilities	1,963,262	3,693,281

Stockholder’s Equity	6,348,661	5,365,990

Total Liabilities and Stockholder’s Equity	$8,311,923	$9,024,271